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FOR RELEASE:        Immediately

CONTACT:            Household International
                    Robert J. Hartney
                    708/564-7060 or Home 708/480-9859

                    Principal Financial Group
                    Susan Houser
                    515/248-3587


    Household International to Sell Hamilton Investments Unit

     PROSPECT HEIGHTS, IL, August 8, 1994 -- Household
International said today it has agreed to sell most of the operations of its Hamilton Investments subsidiary to Principal
Financial Securities, a member of The Principal Financial Group.
Terms were not disclosed.

     Hamilton Investments, headquartered in Chicago, is a regional retail securities broker/dealer that provides securities brokerage and investment banking services.

     Household said it will retain Hamilton's name and licenses and will continue providing certain investment services to customers of its Household Bank subsidiary, including investment counsel and brokerage services.

     Household said it is selling the Hamilton operations because it has concluded that it doesn't need the full complement of Hamilton services to effectively serve its bank customers.

     Household acquired Hamilton, then named Illinois Company Investments, Inc., in 1989 when Household purchased Land of Lincoln Savings and Loan Association. Hamilton has achieved substantial growth in its five years as a Household unit. When it was acquired by Household, it had 12 offices in three states, 90 investment representatives, and revenues of $14 million. Currently Hamilton has 25 offices in six midwestern states, 350 investment representatives, and revenues of $85 million.

     Principal Financial Securities is an investment banking and securities brokerage firm based in Dallas. In 1993, the company posted record growth with total income of $75 million, a 21 percent increase over the previous year.

     The Principal Financial Group is a diversified family of insurance and financial services companies with more than $44 billion in assets under management.

     Household International, Inc. is a major provider of consumer finance and banking services and consumer insurance and investment products.

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